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                                                                    EXHIBIT 11.1
                          POWERWAVE TECHNOLOGIES, INC.

          COMPUTATION OF PRO FORMA NET INCOME AND NET INCOME PER SHARE

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                                                         Three Months Ended           Six Months Ended
                                                      ------------------------   ------------------------
EPS CALCULATION AS OF JUNE 30, 1996

Shares issued and outstanding......................                  8,998,650                  8,998,650
Preferred shares converted upon IPO................                  5,063,850                  5,063,850
                                                                   -----------                -----------

Pro forma shares outstanding.......................                 14,062,500                 14,062,500
Weighted average options
               issued within one year of IPO.......      982,500                    982,500
Proceeds...........................................   $3,249,128                 $3,249,128
Assumed buyback price..............................   $    11.50                 $    11.50
                                                      ----------                 ----------
Shares bought back.................................      282,533                    282,533
Non-qualified tax benefit utilizing 41% tax rate...      286,986                    286,986
Common equivalent shares...........................                    412,981                    412,981
                                                                   -----------                -----------

Total weighted average Common Shares...............                 14,475,481                 14,475,481
Net income at June 30, 1996........................                $ 1,929,666                $ 3,637,652
                                                                   -----------                -----------

Pro forma net income per share.....................                $      0.13                $      0.25
                                                                   ===========                ===========

EPS CALCULATION AS OF JUNE 29, 1997

Shares issued and outstanding at March 30, 1997....                 16,241,324                 16,223,999
Options exercised during the period................      213,202        33,724      232,029        23,051
                                                                   -----------   ----------   -----------
Shares outstanding.................................                 16,275,048                 16,247,050
Weighted average options issued
            and outstanding as of June 29, 1997....    1,162,126                  1,155,400
Proceeds...........................................   $5,144,174                 $5,460,601
Assumed buyback price..............................   $    23.25                 $   20.438
                                                      ----------                 ----------

Shares bought back.................................      225,779                    276,777
Non-qualified tax benefit utilizing 38% tax rate...      355,812                    333,877
Common equivalent shares...........................                    580,535                    544,746
                                                                   -----------                -----------

Total weighted average common shares...............                 16,855,583                 16,791,796
Net income at June 29, 1997........................                $ 3,428,150                $ 6,188,807
                                                                   -----------                -----------

Net income per share...............................                $      0.20                $      0.37
                                                                   ===========                ===========
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